Exhibit 99.1

Clubhouse Media Group Issues Shareholder Letter on Recent Events and the Exciting Road Ahead

LOS ANGELES, CA, February 2, 2021 – Clubhouse Media Group, Inc. (OTCMKTS:CMGR) (“Clubhouse Media” or the “Company”), an influencer-based marketing and media firm with a global aggregate social media reach of over 100 million followers, issues the following Letter to Shareholders from the CEO:

Dear Valued Shareholder,

First off, I want to start out by expressing our gratitude to our committed shareholders. We had a bold vision, and we laid that vision out last summer and throughout the fall in our communications. Along the way, we have benefitted from your patience and commitment as we ramp up what we truly believe is one of the most exciting and forward-looking business models available to investors today.

A lot of promise is building under the surface now that our reach has expanded to an unprecedented scope across major social media platforms. That reach, as we recently reported, has surpassed one billion impressions per month, which may make Clubhouse Media unique in the world in terms of our ability to bring a massive and coordinated social media base to bear on our projects and for our clients and partners.

As our influencer reach expands, we are also expanding in terms of our geographic reach, our end-market demographics, and our Clubhouse Media identity as a brand among potential clients and partners, which is a powerful driver of our initial phase of monetization.

In the first case, as previously disclosed, we are moving toward establishing a physical presence in the Las Vegas market. Geographic expansion is part of our model. Having a physical presence in different locations allows for influencers who are attached to communities that are very different from southern California or Mediterranean Europe.

That leads into the second point: we are expanding in terms of our branding potential on an end-market demographic basis, which widens the product categories we can market with unique value. For example, by expanding into the Las Vegas marketplace, we expect to have a strong window into new product markets such as spirits, casinos, luxury accommodations, live sports, and travel, among others. This will become a theme with other important geographic expansions as well.

In addition, we are expanding in terms of our own presence in the media and marketing space. Our relationship field is widening, and we are taking steps to push that threshold further and faster. For example, we will be a key invested sponsor of Lindsay Brewer when she takes to the racetrack as one of the most dynamic new stars of the global professional motorsports marketplace. Lindsay is one of our key influencers and her partnership with Skip Barber Racing will put her in the living room of 100 million viewers worldwide in the SRO World Challenge, with our branding and logo on her car and helmet.

Our ability to drive value for externally owned brands is the first step in our monetization process, and that has already gotten underway, with branding deals with a wide variety of global top-tier brands and companies.

However, the next step is even more exciting, as we move toward an expanded model that allows us to form key strategic partnerships with partners who have established production and distribution capacity for new products and services, and where we join at the ground level and retain equity ownership in new branding opportunities, bringing our huge social media product marketing reach to the table to drive that value.

As we continue to grow and execute, our success thus far has been a team effort from a special group of talented players, including Simon Yu, our exceptional COO, who has been instrumental from the ground up, and Christian Young, President of Clubhouse Media Group and former Manager and associate founder of the Hype House, who continues to drive results every day.

Finally, we are also expanding our presence over social media to include the growing Reddit hub, which represents a leadership presence in the decentralized social media landscape. If you are active on Reddit, you can access our page at reddit.com/r/ClubhouseMGR.

Once again, I want to express how grateful we are to our stakeholders for your support. Our primary objective is to drive shareholder value through the unique and promising model we have built here at Clubhouse Media, and I look forward to updating you again very soon as we accomplish new milestones.

Best Regards,

Amir Ben Yohanan

Chief Executive Officer

About Clubhouse Media

We believe Clubhouse Media represents the future of influencer media and marketing, with a global network of professionally run content houses, each of which has its own brand, influencer cohort and production capabilities. Clubhouse Media offers management, production and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space. Clubhouse Media’s management team consists of successful entrepreneurs with financial, legal, marketing, and digital content creation expertise.

Please follow us on Twitter: twitter.com/ClubhouseCMGR?s=20

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact

Simon Yu, MBA

Phone: +1-702-479-3016

Investor Relations

Tiger Marketing & Branding Agency

info@TigerGMP.com